007 Putnam Voyager Fund attachment
1/31/05 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2005, Putnam Management
has assumed $448,101 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A	496,362
Class B	156,898
Class C	6,876

74U2 (000s omitted)

Class M	7,287
Class R	34
Class Y	134,692

74V1

Class A	16.02
Class B	14.01
Class C	15.39

74V2

Class M	15.08
Class R	15.95
Class Y	16.53